Exhibit 99
Joint Filer Information

Name:   Navajo Pipeline Co., L.P.

Name:   Holly Logistic Services, L.L.C.

Name:   HEP Logistics Holdings, L.P.

Address:  100 Crescent Court, Suite 1600
   Dallas, TX 75201

Designated Filer: Holly Corporation

Issuer & Ticker Symbol: Holly Energy Partners, L.P. (HEP)

Date of Event Requiring Statement: 8/18/2009

Signatures of Reporting Persons:

NAVAJO PIPELINE CO., L.P.

By: NAVAJO PIPELINE GP, L.L.C.,
 Its General Partner

 By: /s/  Bruce R. Shaw
       Vice President and Chief Financial Officer

HOLLY LOGISTIC SERVICES, L.L.C.

 By: /s/ Bruce R. Shaw
      Senior Vice President and Chief Financial Officer

HEP LOGISTICS HOLDINGS, L.P.

By:  HOLLY LOGISTIC SERVICES, L.L.C.,
 Its general partner

 By: /s/ Bruce R. Shaw
      Senior Vice President and Chief Financial Officer